Exhibit 1A-2A

Exhibit A – Articles of Incorporation

ARTICLES OF INCORPORATION

OF

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC.

DATED JULY 20, 2018

ARTICLE I – NAME

The name of this corporation is Tuscan Gardens Senior Living Communities, Inc. (the “Corporation”).

ARTICLE II – REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Florida is 189 South Orange Avenue, Suite 1650, City of Orlando, County of Orange, 32801. The name of the registered agent at such address is [Direct Transfer, LLC].

ARTICLE III – PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the Florida Business Corporations Act (the “FBCA”).

ARTICLE IV – AUTHORIZED CAPITAL

A. Authorized Capital. The Corporation’s authorized capital shall consist of two classes comprised of voting common shares, and non-voting preferred shares. The total number of shares of all classes of shares which the Corporation shall have authority to issue is 100,000 shares, consisting of 50,000 shares of voting common shares, $1.00 par value per share (the “Common Shares”), and 50,000 shares of Class A Non-Voting Preferred Shares, $1,000.00 par value per share (the “Preferred Shares”). Except as otherwise stated in the Bylaws of the Corporation as may be in effect from time to time, the rights, powers and privileges and the qualifications, limitations or restrictions thereof, in respect of the Common Shares and the Preferred Shares shall be as described in this Article IV.

B. Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the funds and assets available for distribution to the shareholders shall be distributed among the holders of the Common Shares and Preferred Shares, pro rata based on the number of shares held by each such holder.

C. Voting. Each holder of Common Shares shall be entitled to vote at all meetings of the shareholders and shall have one vote for each Common Preferred Share held by such shareholder. The Common Shares shall vote as a single class with respect to all matters submitted to a vote of shareholders of the Corporation.

D. Dividends.

Preferred Dividend. Each holder of Preferred Shares will be eligible to receive a “Preferred Dividend” that is expected to, with respect to the Preferred Share’s par value (cumulative and not compounded) equal to eight (8.0%) percent per annum, paid quarterly. For purposes of calculating the Preferred Dividend, all capital contributions and dividends occurring during a given month will be deemed to have occurred on the first day of the month. Such dividends will be made from available cash that remains following the payment of Company obligations as more fully described in this Article IV. Payment of the Preferred Dividend is further contingent upon the Company retaining available cash to offset any losses in the event the Company is operating at a loss. In the event the Company does not have available cash to distribute, a holder of Preferred Shares will neither receive nor be entitled to payment of the Preferred Dividend.

Special Dividends. Once any one of the Company Properties reaches Stabilization, which is typically twenty-four (24) months from the commencement of operations. the Company may elect to pay additional dividends to the holders of Preferred Shares from the distributions it receives from a respective Holdco, less certain expenses and reserves (see “Net Operating Cash Flow”). The amount of Net Operating Cash Flow of the Company to be paid as Special Dividends shall be determined by the Company, in its sole and absolute discretion.

The Company does not expect to receive distributions from the Holdcos and, therefore, commence the payment of Special Dividends based on Net Operating Cash Flow to Preferred Shareholders, until one or more of the Company Properties have begun to generate sufficient cash flow in excess of any debt service and reserve requirements. As a result there can be no assurance as to the date on which distributions will commence or the timing or amount of such distributions, if any, from the Net Operating Cash Flow. The Company expects to pay dividends to the holders of Preferred Shares and holders of Common Shares from distributions it receives from the Holdcos in connection with any sale, refinancing, redemption or other disposition of the Communities, less certain expenses ("Net Disposition Proceeds").

Dividends shall be payable only when, as and if declared by the Company's Board of Directors.

Dividends resulting from Net Disposition Proceeds received by the Company from Holdcos shall be determined as follows:

a)	First, to the Preferred Shareholders to the extent of and in proportion to their respective unpaid eight (8.0%) percent Preferred Return until such Preferred Shareholders' unpaid eight (8.0%) percent Preferred Return has been paid in full;
b)	Second, fifty (50%) percent of the Net Distribution Proceeds to the Preferred Shareholders’ Special Dividends allocated among Preferred Shareholders in proportion to the amount and duration of each Preferred Shareholder’s invested capital;
c)	Third, any remaining Net Distribution Proceeds to the Common Shareholders.

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ARTICLE V – DIRECTORS

The number of Directors of the Corporation may be fixed by the Bylaws. Elections of Directors may be, but are not required to be, by written ballot.

ARTICLE VI – LIMITATION OF LIABILITY

No person who was or is a Director of this Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for breach of the duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) under the FBCA; or (iv) for any transaction from which the Director derived an improper personal benefit. If the FBCA is amended after the effective date of this Article VI to further eliminate or limit, or to authorize further elimination or limitation of, the personal liability of Directors for breach of fiduciary duty as a Director, then the personal liability of a Director to this Corporation or its shareholders shall be eliminated or limited to the full extent permitted by the FBCA, as so amended. For purposes of this Article VI, “fiduciary duty as a Director” shall include any fiduciary duty arising out of serving at the request of this Corporation as a director of another corporation, partnership, joint venture, trust or other enterprise, and “personally liable to the Corporation” shall include any liability to such other corporation, partnership, joint venture, trust or other enterprise, and any liability to this Corporation in its capacity as a security holder, joint venturer, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise. Any repeal or modification of this Article VI by the shareholders of this Corporation shall not adversely affect the elimination or limitation of the personal liability of a Director for any act or omission occurring prior to the effective date of such repeal or modification. This provision shall not eliminate or limit the liability of a Director for any act or omission occurring prior to the effective date of this Article VI.

ARTICLE VII – INDEMNITY

A. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he/she is or was or has agreed to become a Director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges and other expenses (including attorneys’ fees) (“Expenses”), judgments, fines and amount paid in settlement actually and reasonably incurred by him/her in connection with such action, suit or proceeding and any appeal thereof if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his/her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he/she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his/her conduct was unlawful. For purposes of this Article VII, “serving or has agreed to serve at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise” shall include any service by a Director or officer of the Corporation as a director, officer, employee, agent or fiduciary of such other corporation, partnership, joint venture, trust or other enterprise, or with respect to any employee benefit plan (or its participants or beneficiaries) of the Corporation or any such other enterprise.

B. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he/she is or was or has agreed to become a Director or officer of the Corporation or is or was serving or has agreed to serve at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise or by reason of any action alleged to have been taken or omitted in such capacity against Expenses actually and reasonably incurred by him/her in connection with the investigation, defense or settlement of such action or suit and any appeal thereof if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Orange County, Florida or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such Expenses which the Court of Orange County, Florida or such other court shall deem proper.

C. To the extent that any person referred to in paragraphs (A) or (B) of this Article VII has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any action, suit or proceeding referred to therein or in defense of any claim, issue or matter therein, he/she shall be indemnified against Expenses actually and reasonably incurred by him/her in connection therewith.

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D. Any indemnification under paragraphs (A) or (B) of this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Director or officer is proper in the circumstances because he/she has met the applicable standard of conduct set forth in paragraphs (A) or (B). Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum (as defined in the By-Laws of the Corporation) consisting of Directors who were not parties to such action, suit or proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders.

E. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding and appeal upon receipt by the Corporation of an undertaking by or on behalf of the Director or officer to repay such amount if it shall ultimately be determined that he/she is not entitled to be indemnified by the Corporation.

F. The determination of the entitlement of any person to indemnification under paragraphs (A), (B) or (C) or to advancement of Expenses under paragraph (E) of this Article VII shall be made promptly, and in any event within thirty (30) days after the Corporation has received a written request for payment from or on behalf of a Director or officer and payment of amounts due under such sections shall be made immediately after such determination. If no disposition of such request is made within said thirty (30) days or if payment has not been made within ten (10) days thereafter, or if such request is rejected, the right to indemnification or advancement of Expenses provided by this Article VII shall be enforceable by or on behalf of the Director or officer in any court of competent jurisdiction. In addition to the other amounts due under this Article VII, Expenses incurred by or on behalf of a Director or officer in successfully establishing his/her right to indemnification or advancement of Expenses, in whole or in part, in any such action (or settlement thereof) shall be paid by the Corporation.

G. The indemnification and advancement of Expenses provided by this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of Expenses may be entitled under any law (common or statutory), By-law, agreement, vote of shareholders or disinterested Directors or otherwise, both as to action in his/her official capacity and as to action in another capacity while holding such office, or while employed by or acting as a Director or officer of the Corporation or as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, and shall continue as to a person who has ceased to be a Director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Notwithstanding the provisions of this Article VII, the Corporation shall indemnify or make advancement of Expenses to any person referred to in paragraphs (A) or (B) of this Article VII to the full extent permitted under the laws of Florida and any other applicable laws, as they now exist or as they may be amended in the future.

H. All rights to indemnification and advancement of Expenses provided by this Article VII shall be deemed to be a contract between the Corporation and each Director or officer of the Corporation who serves, served or has agreed to serve in such capacity, or at the request of the Corporation as director or officer of another corporation, partnership, joint venture, trust or other enterprise, at any time while this Article VII and the relevant provisions of the FBCA or other applicable law, if any, are in effect. Any repeal or modification of this Article VII, or any repeal or modification of relevant provisions of the FBCA or any other applicable law, shall not in any way diminish any rights to indemnification of or advancement of Expenses to such Director or officer or the obligations of the Corporation.

I. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a Director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him/her and incurred by him/her in any such capacity, or arising out of his/her status as such, whether or not the Corporation would have the power to indemnify him/her against such liability under the provisions of this Article VII.

J. The Board of Directors may, by resolution, extend the provisions of this Article VII pertaining to indemnification and advancement of Expenses to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he/she is or was or has agreed to become an employee, agent or fiduciary of the Corporation or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise or with respect to any employee benefit plan (or its participants or beneficiaries) of the Corporation or any such other enterprise.

K. The invalidity or unenforceability of any provision of this Article VII shall not affect the validity or enforceability of the remaining provisions of this Article VII.

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ARTICLE VIII – FORUM SELECTION

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. In the event of a dispute regarding this Agreement or the respective rights of the parties hereunder, the parties agree to submit such dispute exclusively to binding arbitration in Orlando, Florida before an arbitration panel consisting of three professional arbitrators with each of two arbitrators selected by the parties and the final third arbitrator selected by the selected two arbitrators. Any such arbitration shall be restricted to the party filing the arbitration and shall not be a joint or multiple arbitration reflecting more than one party and shall be commenced within fifteen (15) days of selection of the arbitrator and the discovery rules contained in the Florida Rules of Civil Procedure shall apply to all such proceedings. The arbitrator shall order all remedies permitted by law, award attorney's fees and costs to the prevailing party, and require that the entire proceeding, including the existence of the proceeding, be held confidential by the parties, and shall not be disclosed by any party. Any and all orders issued by the arbitrator shall be enforced by a state court of competent jurisdiction located in Orlando, Orange County, Florida.

ARTICLE IX – AMENDMENTS

A. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws or adopt new Bylaws without any action on the part of the shareholders; provided that any Bylaw adopted or amended by the Board of Directors, and any powers thereby conferred, may be amended, altered or repealed by the shareholders.

B. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the shareholders herein are granted subject to this reservation.

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